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                                                                    Exhibit 18

Superior TeleCom Inc.

Re: Form 10-Q Report for the Quarter ended September 30, 1999


Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of July 1, 1999, the Company changed from the LIFO method of accounting for the communications segment of the acquired operations of Essex International Inc. (""Essex'') to the FIFO method. According to the management of the Company, this change was made to conform the operational and accounting policies of this business segment. Such conformity was desired due to the Company's integration of the manufacturing operations of the previously separate Essex communications business into Superior TeleCom's existing communications operations.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1998. Further, we have not examined and do not express any opinion with respect to your financial statements for the nine-months ended September 30, 1999.

Very truly yours,

/s/ Arthur Andersen